Exhibit 10.31

March 30, 2005

Mr. Scott Wornow
c/o OpenTV Corp.
275 Sacramento Street, California 94111

Dear Scott:

     This letter confirms the terms of your ongoing role as Senior Vice President, General Counsel and Corporate Secretary of OpenTV, reporting directly to me in my capacity as Chief Executive Officer. You shall have the rights, powers, duties and obligations relating to such office as are customarily associated with such office and such other rights, powers, duties and obligations as we may agree upon from time to time. Your principal place of work, subject to reasonable and customary travel, shall be at the OpenTV offices located in San Francisco, California.

     During the course of your employment with OpenTV you shall devote your full business time and efforts to OpenTV; provided, that, nothing herein shall prevent you from (i) participating in industry, trade, professional, charitable and community activities, (ii) serving on corporate, civic or charitable boards or committees, and (iii) managing your personal investments and affairs, in each case so long as such activities do not conflict with OpenTV’s interests or interfere with the performance of your responsibilities to OpenTV.

Base Salary and Annual Bonus

     Your annual base salary will be $300,000, which shall be paid to you in regular intervals in accordance with OpenTV’s customary payroll schedules for salaried employees, but in no event less frequently than twice each month. For each of the calendar years in which you are employed by OpenTV, you shall be eligible for annual discretionary bonus awards (the target amount of which shall be established by the Chief Executive Officer of the Company, subject to approval by the Compensation Committee (the “Committee”) of the Board of Directors of OpenTV (the “Board”) prior to the commencement of any calendar year to which it relates), based on financial and strategic objectives agreed to annually by the Committee and me. Your discretionary bonus, if any, will be paid to you, at the option of the Committee, in a cash payment, in shares of capital stock of OpenTV, or in a combination of cash and capital stock of OpenTV. Your target bonus for 2005 is 35% of your annual base salary, which may change in subsequent years, as described above, within the discretion of the Committee, but such targeted bonus percentage shall not be materially less than the target bonus percentages of other senior executives of OpenTV at the same level. Such annual discretionary bonus awards shall be payable or issuable, as applicable, as soon as practicable after the Committee and I can determine whether, and the degree to which, such financial and strategic objectives have been reached, but in no event later than any discretionary performance bonuses are paid to other senior executives of OpenTV.

Termination

     If either: (i) OpenTV terminates your employment without Cause, as defined below, or (ii) you resign your employment due to a material reduction of your duties and/or responsibilities (which caused a significant amount of your duties to be inconsistent with the duties and responsibilities normally assigned to a person serving in the capacity of Senior Vice President, General Counsel and Corporate Secretary) or a material reduction in your annual base salary, then, in each such case, you will be entitled to the following:

•     a lump sum payment in an amount equal to the sum of (a) your annual base salary through the date of termination, (b) vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (c) business expenses reimbursable under this letter, in each case to the extent not theretofore paid;

•     continuation of your base salary then in effect, payable in accordance with the normal payroll practices of OpenTV in effect on the date of termination, for a period of six (6) months after the date of termination, unless the date of such termination is within 12 months following the date of any “Approved Transaction”, “Board Change” or “Control Purchase” (as such terms are defined in the Plan, and collectively referred to herein as “Change in Control”), in which case the amount due to you pursuant to this sub-paragraph shall be equal to 12 months of your then base salary, payable in accordance with the normal payroll practices of OpenTV in effect on the date of termination;

•     continued vesting of all options granted to you under the Plan through six (6) month anniversary of the date of your termination; provided, however, that if a termination to which this paragraph applies occurs within 12 months after a Change in Control (and the vesting of such options have not otherwise been accelerated pursuant to the terms of the Plan), then, in such event, vesting of all options granted to you under the Plan shall continue until the 12 month anniversary of the date of your termination; and

•     all vested stock options held by you following the termination of your employment with OpenTV pursuant to the first sentence of this paragraph (including any stock options that vest following the date of termination pursuant to the immediately preceding sub-paragraph above) shall remain exercisable for a period of 90 days following the date on which the last options vest in accordance with the continued vesting provisions of the immediately preceding sub-paragraph above (but not later than the scheduled expiration of such stock option).

     If you intend to resign your employment as a result of a material reduction of your duties or your annual base salary, you must notify OpenTV in writing. If OpenTV fails to cure or remedy your reason for resignation within thirty (30) days of its receipt of your notification your resignation shall be effective on the earlier of (i) the date OpenTV notifies you in writing of its determination not to cure or remedy your reason for resignation or (ii) the thirtieth (30th) day following OpenTV’s receipt of your notification.

     OpenTV may terminate your employment for Cause at any time upon written notice of such termination to you setting forth in reasonable detail the nature of such Cause. If OpenTV terminates your employment for Cause, or you resign for a reason other than those stated in the first paragraph under “Termination” above, then you will be entitled to a lump sum in an amount equal to the sum of (i) your annual base salary through the date of termination, (ii) vacation time not used as of the date of termination to the extent that such vacation time has been accrued during the calendar year of termination, calculated based upon your base salary at the date of termination, and (iii) business expenses reimbursable under this letter, in each case to the extent not theretofore paid. In addition, upon termination of your employment by OpenTV for Cause, all stock options granted to you, notwithstanding any prior vesting, shall immediately terminate.

     Solely for purposes of this letter, “Cause” shall be deemed to have occurred upon the happening of any of the following: (A) the breach by you of any material provision of the Employee Proprietary Information and Inventions Agreement, dated as of the date of your acceptance of this letter (the “Employee Inventions Agreement”), a copy of which is attached hereto as Exhibit B, (B) any breach by you of any of the provisions set forth under the heading “Noncompetition” below, (C) your having been charged with a felony under the laws of the United States or any state thereof (other than a traffic violation), (D) your act of fraud, theft, embezzlement, other material act of dishonesty or any material breach of fiduciary duty owed to OpenTV, (E) your willful failure to perform, or gross neglect in the performance of, your duties and responsibilities to OpenTV (other than as a result of illness or incapacity), and (F) your agreement to settle any charges brought against you by the Securities and Exchange Commission with respect to any act or omission by you, which charges involve an allegation of fraud or, in the good faith opinion of the Board, would reasonably likely to have resulted in a conviction had the matter proceeded.

Benefits; Vacation and Expenses

     You will have the right to participate in and to receive benefits from all present and future life, accident, disability, medical, pension and savings plans and all similar benefits made available generally to executives of OpenTV. The amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan, as it may be amended from time to time.

     You will be entitled to four weeks of paid vacation per year or such longer period as may be provided by OpenTV. Such vacation shall be taken at such times and intervals as shall be determined by you, subject to the reasonable business needs of OpenTV. You shall not be permitted to accrue more than 1.75 times your annual vacation entitlement.

     OpenTV shall pay or reimburse you promptly for all reasonable expenses and other disbursements incurred or paid by you in the performance of your duties and responsibilities to OpenTV, including those incurred or paid in connection with business related travel, telecommunications and entertainment, subject to reasonable substantiation by you in accordance with OpenTV’s policies.

Noncompetition

     Covenant Not to Compete. During the period of your employment with OpenTV and ending upon the first anniversary of the date of termination of your employment with OpenTV (the “Restricted Period”), you agree that you will not, directly or indirectly, engage in, participate in, or acquire an equity interest in any person, firm, corporation or other entity (a “Person”), which engages or participates in any business that operates any line of business, business activity or operations that are competitive with any line of business, business activity or operations conducted by OpenTV during the Restricted Period (the “Restricted Business”).

     Exceptions to Covenant Not to Compete. Notwithstanding the foregoing, the restrictions set forth in the immediately preceding paragraph shall not be applicable to:

•     any acquisition of an interest in a Person, which is engaged in a Restricted Business so long as (x) you do not control (whether through the ownership of voting securities, by contract or otherwise) such other Person and (y) the Restricted Business conducted by such other Person does not constitute ten percent (10%) or more of its business (as measured by its assets or revenues);

•     the acquisition of beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by you or any member of your Immediate Family (as defined below) of an equity interest in any Person engaged in a Restricted Business, so long as (i) such equity interest (A) is listed or traded on a national securities exchange or the NASDAQ Stock Market and (B) constitutes less than five percent (5%) of the outstanding equity interests of such Person and (ii) you are not actively involved in the management of the business of such Person; the term “Immediate Family” shall mean your spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law;

•     your engaging in or participating in the Restricted Business in connection with your employment with OpenTV at the direction of the Board or the Chairman of the Board;

•     situations where a termination of employment with OpenTV is (i) terminated by you pursuant to clause (ii) of the first sentence under the paragraph captioned “Termination,” or (ii) effected by OpenTV without Cause or for reasons unrelated to performance, such as a result of a reduction in workforce; or

•     you being employed by or otherwise rendering services to Liberty Media Corporation, any of its subsidiaries or controlled affiliates of any other person or entity to which Liberty Media Corporation may consent.

     Territory for Covenant Not to Compete. You hereby acknowledge and agree that the Restricted Businesses engaged in by OpenTV and its subsidiaries extends throughout the United States and in other jurisdictions in which OpenTV conducts significant business activities (the “Restricted Territory”) and that OpenTV and its subsidiaries may be harmed by competitive conduct anywhere in the Restricted Territory. You therefore agree that the covenants contained in the provisions under the heading “Noncompetition” shall be applicable in and throughout the Restricted Territory, as well as throughout other areas of the world in which OpenTV and its subsidiaries may be (or have prepared written plans to be) doing business from time to time. You further warrant and represent that, because of your varied skill and abilities, you do not need to compete with OpenTV and its subsidiaries in any Restricted Business, and that this letter will therefore not prevent you from earning a livelihood. You acknowledge that the restrictions contained in the provisions under the heading “Noncompetition” constitute reasonable protections for OpenTV and its subsidiaries in light of the foregoing and in light of the consideration and promises to you contained in the letter.

Arbitration of Claims

     You hereby acknowledge and agree that, except as provided below, all disputes concerning your employment with OpenTV, the termination thereof, the breach by either party of the terms of this letter or any other matters relating to or arising from your employment with OpenTV shall be resolved in binding arbitration in a proceeding in San Francisco, California, administered by and under the rules and regulations of the American Arbitration Association. Both parties and the arbitrator will treat the arbitration process and the activities that occur in the proceedings as confidential. Nothing contained in this paragraph shall limit OpenTV’s right to seek equitable relief in any court of competent jurisdiction in respect of the matters set forth in the “Noncompetition” provisions above.

Employment At Will

     By signing this letter, you understand and agree that your employment with OpenTV is at-will. Therefore, your employment can terminate, with or without Cause, and with or without notice, at any time, at your option or OpenTV’s option, and OpenTV can terminate or change all other terms and conditions of your employment, with or without Cause, and with or without notice, at any time, in all cases subject to the other terms and conditions of this letter. This at-will relationship will remain in effect throughout your employment with OpenTV Corp. or any of its subsidiaries or affiliates. This letter, including the documents contained in Exhibit A, and any stock option agreement between you and OpenTV, constitute the entire agreement, arrangement and understanding between you and OpenTV on the nature and terms of your employment with OpenTV. This letter supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter, except, subject to the third succeeding sentence, for any stock option agreement between you and OpenTV. By executing this letter as provided below, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by your execution of this letter, you affirm that no one has made any written or verbal statement that contradicts the provisions of this letter. In the event of any inconsistency between the terms contained in this letter and the terms contained in any stock option agreement between you and OpenTV, the terms contained in this letter shall control, such that the provisions regarding vesting or termination contained in your stock option agreements shall be superseded by the provisions of this letter to the extent of any conflict and the non-competition covenant contained in this letter shall also be supersede the provisions of any other similar covenant contained in your stock option agreement to the extent of any conflict. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both OpenTV’s Chief Executive Officer and you which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies of OpenTV, practices or patterns of conduct.

     We are enthusiastic about your continuing employment with us and the contributions you can make to our executive management team and OpenTV. Please retain the original retention letter for your records and return the signed copy to me.

Sincerely, OPENTV, INC.
By:	/s/ Jim Chiddix
Name:	Jim Chiddix
Title:	Chairman and Chief Executive Officer

Signature of Acceptance:

/s/ Scott Wornow
Scott Wornow